Exhibit 99.02

Press Release
www.shire.com

Director Share Dealings

November 1, 2013 - Shire plc (LSE: SHP, NASDAQ: SHPG) announces that on November 1, 2013, Flemming Ornskov was granted an option over American Depository Shares (“ADSs”) pursuant to the Shire Employee Stock Purchase Plan. He has elected to save US$480.76 per fortnight.  The option price will be the lower of 85% of the fair market value of an ADS on November 1, 2013, and 85% of the fair market value of an ADS on the exercise date, October 31, 2014.  One ADS is equal to three Shire ordinary shares of 5 pence each.

This notification is to satisfy the Company’s obligations under 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

Notes to editors

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We provide treatments in Neuroscience, Rare Diseases, Gastrointestinal, Internal Medicine and Regenerative Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas.

www.shire.com

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX